UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

(Amendment No.           )

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Nabriva Therapeutics plc

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December 28, 2021

Dear Nabriva Shareholder,

The extraordinary general meeting of the shareholders (“EGM”) of Nabriva Therapeutics plc (“Nabriva” or “we”) that was originally scheduled for December 22, 2021 has been adjourned until January 14, 2022, as we did not have sufficient votes to approve the sole proposal to be voted upon on the original date of the EGM.

Our records indicate that we have not yet received your vote. Our board of directors recommends that you vote “FOR” the proposal. Please vote in favor of the proposal today to support Nabriva.

REMEMBER: Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares “FOR” the proposal. Votes must be received no later than 11:59 p.m. ET on January 13, 2022.

Overview of the Proposal

When an Irish company wants to issue its ordinary shares for cash, it must first offer those shares to its existing shareholders. This is referred to as a shareholder pre-emption right. However, it is both possible and common for Irish companies to obtain a waiver of this pre-emption right from shareholders. Under Irish law, a waiver of pre-emption rights can be granted by shareholders for a maximum period of five years, at which point a new waiver must be obtained from shareholders. Nabriva previously obtained a waiver of pre-emption rights from its shareholders, which is set to expire on June 23, 2022. To renew this pre-emption rights waiver, we are required to obtain the affirmative vote of not less than 75% of the votes cast at the EGM. At the time of the adjournment, 72.4% of the votes cast had been voted in favor of the proposal to waive pre-emption rights. So, we are soliciting the additional votes necessary to approve the proposal, which is extremely important to Nabriva’s future.

Renewal of the pre-emption rights waiver is required as a matter of Irish law and is not otherwise required for non-Irish, Nasdaq-listed companies with which we compete. Approval of the proposal would merely place us on par with other Nasdaq-listed companies, while failure to approve the proposal would put us at a competitive disadvantage.

Consequences if the Proposal is Approved or Not Approved

If the proposal is approved, it will renew for an additional five years the pre-emption rights waiver that enables Nabriva to efficiently raise the capital that we believe is necessary for us to execute on our business plans and strategy and to maximize shareholder value, without encumbering the capital-raising process with the requirement that we first offer the shares we intend to sell for cash to our existing shareholders.

If the proposal is not approved, Nabriva’s ability to efficiently the raise capital that we believe is necessary for us to execute on our business plans and strategy and to maximize shareholder value would be negatively impacted because we would be required to conduct a costly and time-consuming pro rata rights offering to existing shareholders prior to conducting any equity capital raising activities after June 23, 2022. We believe the requirement to conduct a rights offering in connection with our future equity-capital raising activities will negatively impact the price at which we are able to sell our shares and could potentially result in greater dilution to our existing shareholders, or cause us to seek alternative funding arrangements which may be unavailable or only available on unfavorable terms. Given Nabriva’s recent share price, the assumed proceeds from one or more capital raises prior to June 23, 2022 with the shares remaining under our current waiver of pre-emption rights would not be sufficient for Nabriva to become and remain profitable. Our inability to raise funds efficiently when needed or on favorable terms may cause investors to lose confidence in us and raise substantial doubt about our ability to continue as a going concern, which may cause our share price to decline. Without the ability to efficiently raise equity capital to fund our operations, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Please refer to the enclosed voting instruction form to vote today by internet, telephone, or mail. Thank you in advance for your support of Nabriva and your consideration of this extremely important matter. If you have any questions about the proposal or about how to vote your shares, please contact us at EGM@nabriva.com. We wish you a Happy New Year!

Very truly yours,

Daniel Burgess

Chairman of the Board of Directors

Cautionary Note Regarding Forward-Looking Statements

Any statements in this letter about future expectations, plans and prospects for Nabriva Therapeutics, including but not limited to statements about the date on which the EGM will reconvene, the ability to raise additional capital in the future, the availability of alternative funding arrangements and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties regarding the solicitation of proxies, market conditions, Nabriva Therapeutics’ ability to raise additional capital and such other important factors as are set forth in Nabriva Therapeutics’ annual and quarterly reports and other filings on file with the SEC. In addition, the forward-looking statements included in this letter represent Nabriva Therapeutics’ views as of the date of this letter. Nabriva Therapeutics anticipates that subsequent events and developments may cause its views to change. However, while Nabriva Therapeutics may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva Therapeutics’ views as of any date subsequent to the date of this letter.